Exhibit 4.4.3

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF SERIES K PREFERRED STOCK
As of December 31, 2019, the outstanding capital stock of Taubman Centers, Inc. (Taubman, the Company, we, our and us) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act), were as follows:

•	common stock, $0.01 par value (the common stock);

•	6.500% Series J Cumulative Redeemable Preferred Stock, no par (the Series J preferred stock); and

•	6.25% Series K Cumulative Redeemable Preferred Stock, no par (the Series K preferred stock).

Set forth below is a summary of the terms of our Series K preferred stock. The terms of the common stock and Series J preferred stock are set forth in Exhibits 4.4.1 and 4.4.2 to the Annual Report on Form 10-K of which this Exhibit 4.4.3 is a part. This summary is not complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the Articles), the designating amendment (as described below), our Amended and Restated By-Laws and the Michigan Business Corporation Act (the MBCA). Copies of the Articles and Bylaws documents are incorporated herein by reference and attached as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.4.3 is a part.
General
The Articles authorize the issuance of up to 500 million shares of our capital stock, including 250 million shares of common stock and 250 million shares of preferred stock. As of December 31, 2019, our authorized capital stock was as follows:

•	250,000,000 shares of common stock;

•	40,000,000 shares of Series B Non-Participating Convertible Preferred Stock, $0.001 par value (liquidation preference of $0.001 per share) (the Series B preferred stock);

•	7,700,000 shares of Series J preferred stock (liquidation preference of $25.00 per share); and

•	6,800,000 shares of Series K preferred stock (liquidation preference of $25.00 per share).

Rank
Our Series K preferred stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank:

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junior to any other series of preferred stock established by us in the future, the terms of which specifically provide that such series ranks prior to our Series K preferred stock as to the payment of dividends and distribution of assets upon liquidation, winding up or dissolution;

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on a parity with our 6.500% Series J Cumulative Redeemable Preferred Stock (Series J preferred stock) and any other series of preferred stock established by us in the future, the terms of which specifically provide that such series ranks on a parity with our Series K preferred stock as to the payment of dividends and distribution of assets upon liquidation, winding up or dissolution; and

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prior to our common stock, our Series B Non-Participating Convertible Preferred Stock (Series B preferred stock) and any other class or series of capital stock issued by us in the future, the terms of which specifically provide that such class or series of capital stock ranks junior to our Series K preferred stock as to the payment of dividends and distribution of assets upon liquidation, winding up or dissolution.

Dividends
As holders of our Series K preferred stock, you will be entitled to receive, when and as declared by our board of directors, out of legally available funds, cumulative preferential cash dividends at the rate of 6.25% of the liquidation preference per annum per share, which is equivalent to $1.5625 per share of Series K preferred stock per year.
Dividends on our Series K preferred stock will accrue and be cumulative from the date of original issuance and will be payable quarterly in arrears on or about the last day of March, June, September and December of each year, or, if not a business day, the next succeeding business day. We will prorate and compute any dividend payable for a full or partial dividend period on the basis of a 360-day year consisting of twelve 30-day months.
We will pay dividends to holders of record as they appear in our stock transfer records at the close of business on the applicable dividend record date. The dividend record date will be the fifteenth day of the calendar month in which the related dividend payment date falls, or such other date that our board of directors designates for the payment of dividends that is not more than 30 nor less than 10 days prior to the dividend payment date.
We will not declare dividends on our Series K preferred stock, or pay or set apart for payment dividends on our Series K preferred stock, if the terms of any of our agreements, including any agreement relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be declared by our board of directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law. Dividends on our Series K preferred stock will accrue and accumulate, however, whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are declared by our board of directors.
Except as described in the next paragraph, unless full cumulative dividends on our Series K preferred stock have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past dividend periods and the current dividend period:

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no dividends (other than dividends in shares of our common stock, our Series B preferred stock or other shares of our capital stock ranking junior to our Series K preferred stock as to dividend rights and rights upon liquidation, winding up or dissolution, or as part of the consideration in connection with a redemption, purchase or other acquisition as described in the next bullet point) may be declared or paid or set aside for payment, and no other distribution may be declared or made upon our common stock, our Series B preferred stock, our Series J preferred stock or any of our other capital stock ranking junior to or on a parity with our Series K preferred stock as to dividend rights and rights upon liquidation, winding up or dissolution; and

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no shares of our common stock, our Series B preferred stock, our Series J preferred stock or any other shares of our capital stock ranking junior to or on a parity with our Series K preferred stock as to dividend rights and rights upon liquidation, winding up or dissolution may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us, except (i) by conversion into or exchange for other shares ranking junior to our Series K preferred stock as to dividend rights and rights upon liquidation, winding up or dissolution or (ii) in furtherance of a REIT Qualification Optional Redemption (as defined below) (or substantially similar provisions relating to other shares of our capital stock) or the provisions set forth in Article III(2)(d) and (e) of our Articles to ensure our REIT qualification.

When dividends are not paid in full (or we do not set apart a sum sufficient to pay them in full) upon our Series K preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividend rights with our Series K preferred stock, all dividends declared upon our Series K preferred stock and any other series of preferred stock ranking on a parity as to dividend rights with our Series K preferred stock will be declared pro rata, so that the amount of dividends declared per share of our Series K preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share of our Series K preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.
No interest will be payable in respect of any dividend payment on our Series K preferred stock that may be in arrears. Holders of shares of our Series K preferred stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the full cumulative dividends on our Series K preferred stock to which they are entitled. Any dividend payment made on shares of our Series K preferred stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.
If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the Code), or any successor revenue code or section) any portion, which we refer to as the “Capital Gains Amount”, of the total dividends (as determined for Federal income tax purposes) paid or made available for the year to holders of all classes and series of shares of our capital stock, then the portion of the Capital Gains Amount that will be allocable to holders of our Series K preferred stock shall be in the same portion that the total dividends paid or made available to the holders of our Series K preferred stock for the year bears to the total dividends for the year made with respect to all classes and series of our outstanding shares of capital stock.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, you, as a holder of our Series K preferred stock, will be entitled to receive out of our assets available for distribution to shareholders (after payment or provision for all of our debts and other liabilities) a liquidation preference of $25.00 per share in cash (or property having a fair market value as determined by our board of directors valued at $25.00 per share) plus any accrued and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of common stock, our Series B preferred stock, or any other class or series of capital stock ranking junior to our Series K preferred stock as to liquidation rights. The rights of the holders of our Series K preferred stock to receive their liquidation preference will be subject to the proportionate rights of the holders of our Series J preferred stock and each other series of our preferred stock that we may issue in the future that ranks on a parity with our Series K preferred stock, and also will be subject to the preferential rights of holders of any future series of preferred stock ranking senior to the Series K preferred stock.
If upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to make full payment to holders of our Series K preferred stock and other shares of our preferred stock ranking on a parity with our Series K preferred stock as to liquidation rights, then you and shareholders of shares of the preferred stock ranking on a parity with our Series K preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Written notice of any such liquidation, dissolution or winding up, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances will be payable, shall be given to you by first-class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, at your address as it appears on our stock transfer records.
After payment of the full amount of the liquidating dividends to which you are entitled, you will not have any right or claim to any of our remaining assets.
Our consolidation or merger with or into another entity, the merger of another entity with or into us, or the sale, lease or conveyance of all or substantially all of our property or business will, in each case, not be deemed to constitute a liquidation, dissolution or winding up of our affairs for purposes of the liquidation rights of our Series K preferred stock.

Optional Redemption
Notwithstanding anything in “-Optional Redemption”, “-Special Optional Redemption” and “-Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption” or otherwise, nothing in the provisions of the Series K preferred stock will prevent or restrict (A) at any time, the purchase or acquisition of shares of Series K Preferred Stock by us pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series K Preferred Stock or (B) so long as full cumulative dividends on the Series K Preferred Stock for all past dividend periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, the purchase or acquisition by us, from time to time, either at a public or a private sale, of all or any part of the Series K Preferred Stock at such price or prices as we may determine, subject to the provisions of applicable law, including the repurchase of shares of Series K Preferred Stock in open-market transactions duly authorized by our board of directors.
We, at our option, upon giving the notice described below, may redeem our Series K preferred stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series K preferred stock (whether pursuant to our optional redemption right, REIT Qualification Optional Redemption right or special optional redemption right), the holders of Series K preferred stock will not have the conversion right described below under “-Conversion Rights”.
Notwithstanding the foregoing, unless full cumulative dividends on all shares of our Series K preferred stock have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past dividend periods and the then current dividend period, we may not:

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redeem any shares of our Series K preferred stock or any class or series of our capital stock ranking junior to or on a parity with the Series K preferred stock as to dividends or upon liquidation, dissolution or our winding up unless we simultaneously redeem all shares of our Series K preferred stock; or

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purchase or otherwise acquire directly or indirectly any shares of our Series K preferred stock or any other shares of our capital stock ranking junior to or on a parity with our Series K preferred stock as to dividends or upon liquidation, dissolution or our winding up, except by exchange for shares of capital stock ranking junior to our Series K preferred stock as to dividends and upon liquidation, dissolution or our winding up.

If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of shares of our Series K preferred stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of our Series K preferred stock to be redeemed.
If we redeem fewer than all of the shares of our Series K preferred stock, we will determine the number of shares to be redeemed. In such circumstances, the shares of our Series K preferred stock to be redeemed will be selected pro rata or in another equitable manner determined by us.
If we redeem our Series K preferred stock, we will mail you, if you are a record holder of our Series K preferred stock, a notice of redemption not less than 30 days nor more than 60 days before the redemption date. We will send the notice to your address as shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series K preferred stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price and accrued and unpaid dividends payable on the redemption date;

•	the number of shares of our Series K preferred stock to be redeemed;

•	the place where you may surrender certificates for payment of the redemption price;

•	that dividends on our Series K preferred stock to be redeemed will cease to accrue on the redemption date; and

•	if fewer than all shares of our Series K preferred stock by you are to be redeemed, the number of shares of our Series K preferred stock to be redeemed from you.
If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series K preferred stock called for redemption, then from and after the redemption date (unless we default in payment of the redemption price and all accumulated and unpaid dividends), those shares of Series K preferred stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series K preferred stock will terminate. The holders of those shares of Series K preferred stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date, without interest.

Special Optional Redemption
Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series K preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series K preferred stock (whether pursuant to our optional redemption right, REIT Qualification Optional Redemption right, or our special optional redemption right), the holders of Series K preferred stock will not have the conversion right described below under “-Conversion Rights”.
We will mail to you, if you are a record holder of the Series K preferred stock, a notice of redemption not fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer records. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series K preferred stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price and accrued and unpaid dividends payable on the redemption date;

•	the number of shares of Series K preferred stock to be redeemed;

•	the place or places where the certificates, if any, representing shares of Series K preferred stock are to be surrendered for payment of the redemption price;

•	procedures for surrendering noncertificated shares of Series K preferred stock for payment of the redemption price;

•	that dividends on the shares of Series K preferred stock to be redeemed will cease to accumulate on such redemption date;

•	that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series K preferred stock;

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that the Series K preferred stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

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that the holders of the Series K preferred stock to which the notice relates will not be able to tender such Series K preferred stock for conversion in connection with the Change of Control and each share of Series K preferred stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we redeem fewer than all of the outstanding shares of Series K preferred stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series K preferred stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series K preferred stock to be redeemed as described above in “-Optional Redemption”.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series K preferred stock called for redemption, then from and after the redemption date (unless we default in payment of the redemption price and all accumulated and unpaid dividends), those shares of Series K preferred stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series K preferred stock will terminate. The holders of those shares of Series K preferred stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date, without interest.
The holders of Series K preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series K preferred stock on the corresponding payment date notwithstanding the redemption of the Series K preferred stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series K preferred stock to be redeemed.
A “Change of Control” is when, after the original issuance of the Series K preferred stock, the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption
Specifically, for us to qualify as a REIT under the Code, ownership of our capital stock, which includes the Series K preferred stock, is restricted, and not more than 50% in value of our outstanding capital stock may be owned directly or indirectly, or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Under our Articles, in general, no shareholder may own more than 8.23% (the Ownership Limit) in value of our capital stock. The ownership limitations will not be automatically removed even if the REIT requirements are changed so as to no longer contain any ownership limitation or if an ownership limitation is increased because, in addition to preserving our status as a REIT, the effect of the ownership limitations is to prevent any person from acquiring control of us. Changes in the ownership limitations cannot be made solely by our board of directors and would require an amendment to our Articles. Amendments to our Articles require the approval of our board of directors and the affirmative vote of shareholders owning not less than two-thirds of the outstanding shares of capital stock entitled to vote.
If the redemption of a holder's Series K preferred stock is required to prevent a violation of our Ownership Limit, then we may, at our option, redeem the Series K preferred stock of such holder, in such amount required to comply with the Ownership Limit, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends, to, but not including, the date of redemption (REIT Qualification Optional Redemption). If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series K preferred stock (whether pursuant to our optional redemption right, REIT Qualification Optional Redemption right or special optional redemption right), the holders of Series K preferred stock will not have the conversion right described below under “-Conversion Rights”.

If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of shares of our Series K preferred stock at the close of business on such dividend record date to be redeemed will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of our Series K preferred stock to be redeemed.
If we redeem our Series K preferred stock, we will mail you, if you are a record holder of our Series K preferred stock, a notice of redemption not less than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer records. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series K preferred stock except as to the holder to whom notice was defective. We will send the notice to your address as shown on our stock transfer books. Each notice will state the following:

•	the redemption date;

•	the redemption price and accrued and unpaid dividends payable on the redemption date;

•	the number of shares of our Series K preferred stock to be redeemed;

•	the place where you may surrender certificates for payment of the redemption price;

•	that dividends on our Series K preferred stock to be redeemed will cease to accrue on the redemption date; and

•	if fewer than all shares of our Series K preferred stock by you are to be redeemed, the number of shares of our Series K preferred stock to be redeemed from you.
If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series K preferred stock called for redemption, then from and after the redemption date (unless we default in payment of the redemption price and all accumulated and unpaid dividends), all dividends will cease to accrue on our Series K preferred stock designated for redemption, and all of your rights as a holder of our Series K preferred stock will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid dividends up to the redemption date.
Conversion Rights
Unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series K preferred stock as described under “- Optional Redemption”, “-Special Optional Redemption”, or “-Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption”, each holder of Series K preferred stock will have the right to convert some or all of the Series K preferred stock held by such holder upon the occurrence of a Change of Control (the Change of Control Conversion Right) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series K preferred stock (the Common Stock Conversion Consideration), which is equal to the lesser of:

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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series K preferred stock dividend payment and prior to the corresponding Series K preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the Conversion Rate); and

•	0.64218 (i.e., the Share Cap), subject to certain adjustments described below.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a Share Split) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 3,853,080 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters' over-allotment option to purchase additional shares of Series K preferred stock is exercised, not to exceed 4,431,042 shares of common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the Exchange Cap). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.
In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the Alternative Form Consideration), a holder of Series K preferred stock will receive upon conversion of such Series K preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the Alternative Conversion Consideration, and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the Conversion Consideration).
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
We will not issue fractional shares of common stock upon the conversion of the Series K preferred stock. Instead, we will pay the cash value of such fractional shares.
Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series K preferred stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. We will send the notice to your address shown on our stock transfer records. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series K preferred stock except as to the holder to whom notice was defective. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series K preferred stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

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that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series K preferred stock, holders will not be able to convert Series K preferred stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series K preferred stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series K preferred stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series K preferred stock.
To exercise the Change of Control Conversion Right, the holders of Series K preferred stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing Series K preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series K preferred stock to be converted; and

•	that the Series K preferred stock is to be converted pursuant to the applicable provisions of the Series K preferred stock.
The “Change of Control Conversion Date” is the date the Series K preferred stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series K preferred stock.
The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of Series K preferred stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series K preferred stock;

•	if certificated Series K preferred stock has been issued, the certificate numbers of the withdrawn shares of Series K preferred stock; and

•	the number of shares of Series K preferred stock, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series K preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.
Series K preferred stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series K preferred stock, whether pursuant to our optional redemption right, our special optional redemption right or REIT Qualification Optional Redemption right. If we elect to redeem Series K preferred stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series K preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date, in accordance with our optional redemption right, special optional redemption right or REIT Qualification Optional

Redemption right. See “-Optional Redemption”, “-Special Optional Redemption” and “-Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption” above.
We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series K preferred stock into shares of our common stock. Notwithstanding any other provision of the Series K preferred stock, no holder of Series K preferred stock will be entitled to convert such Series K preferred stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our Articles, including the designating amendment setting forth the terms of the Series K preferred stock, unless we provide an exemption from this limitation for such holder. See “-Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption” above.
Except as provided above in connection with a Change of Control, the Series K preferred stock is not convertible into or exchangeable for any other securities or property.
No Maturity, Sinking Fund or Mandatory Redemption
The Series K preferred stock has no maturity date and we are not required to redeem the Series K preferred stock at any time. Accordingly, the Series K preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series K preferred stock have a conversion right, such holders convert the Series K preferred stock into our common stock. The Series K preferred stock is not subject to any sinking fund.
Voting Rights
As a holder of our Series K preferred stock, you will not have any voting rights, except as set forth below or as required by law or the rules of the NYSE or any other securities exchange or quotation system on which the Series K preferred stock is then listed, traded or quoted. On any matters in which our Series K preferred stock is entitled to vote, each share will be entitled to one vote.
Whenever dividends on our Series K preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of our Series K preferred stock will be entitled, voting as a single class together with holders of all other series of our preferred stock upon which voting rights have been conferred and are exercisable (the Voting Parity Preferred), to elect a total of two additional directors to our board of directors at a special meeting called by the holders of record of at least 10% of the Series K preferred stock or at least 10% of any other Voting Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, each to serve as a director on our board of directors until all dividends accumulated on the Series K preferred stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of such dividends has been set aside for payment. If and when all accumulated dividends and the dividend for the then current dividend period on the Series K preferred stock shall have been paid in full or set aside for payment in full, the holders of the Series K preferred stock shall be divested of the foregoing voting rights (but subject always to the same provision for the vesting of such voting rights in the case of any future arrearages for six or more quarterly periods (whether or not consecutive)), and if all accumulated dividends and the dividend for the then current period have been paid in full or set aside for payment in full on all series of Voting Parity Preferred, the term of office of each director so elected by the holders of the Series K preferred stock and the Voting Parity Preferred shall terminate.
Under our Articles, we may not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of our Series K preferred stock voting separately as a class:

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authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to our Series K preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up;

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reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, shares ranking senior to our Series K preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or

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amend, alter or repeal the provisions of our Articles (including the designating amendment), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our Series K preferred stock or the holders thereof.

However, with respect to any such amendment, alteration or repeal of the provisions of our Articles (including the designating amendment), whether by merger, consolidation or otherwise, so long as our Series K preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of such event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of our Series K preferred stock, the occurrence of any such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of our Series K preferred stock. In addition, any increase in the amount of authorized preferred stock, the creation or issuance of any other series of preferred stock or any increase in the amount of authorized shares of our Series K preferred stock or any other series of our preferred stock, in each case ranking on a parity with or junior to our Series K preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Holders of our Series J preferred stock have comparable class voting rights under our Articles.
In contrast to the voting rights of our Series J preferred stock and our Series K preferred stock, holders of our Series B preferred stock, which is held by holders of units (TRG Units) of The Taubman Realty Group Limited Partnership (TRG), vote together with the holders of our common stock on all matters on which the common shareholders vote. Holders of our common stock and the Series B preferred stock are each entitled to one vote per share. The holders of our Series B preferred stock are entitled to vote as a separate class on certain matters. The holders of our Series B preferred stock have the right to nominate up to four individuals for election to our board of directors and certain other class voting rights. The number of persons that the holders of our Series B preferred stock may nominate in any given year is reduced by the Series B nominees who are then current directors and whose terms will not expire in that year. For so long as the holders of our Series B preferred stock are entitled to nominate individuals for election to the board of directors (a) our board of directors is required to consist of nine directors (other than as a result of any vacancy caused by death, resignation or removal of a director), plus the number of directors that any series of preferred stock, voting separately as a class, has the right to elect because of a default in the payment of preferential dividends due on such series, and (b) a majority of our directors must be “independent”. For these purposes, an individual is deemed “independent” as long as the individual is not one of our officers or employees. Further, as long as shares of our Series B preferred stock remain outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of our Series B preferred stock (voting as a separate class):

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create, authorize, or issue any securities or any obligation or security convertible into or evidencing the right to purchase any such securities, the issuance of which could adversely and (relative to our other outstanding capital stock) disparately affect the voting power or voting rights of our Series B preferred stock or the holders of our Series B preferred stock (including the rights of our Series B preferred stock to vote together with our common stock, and disregarding, for these purposes, the right of any series of our preferred stock, voting as a separate class, to elect directors as the result of any default in the payment of a preferential dividend to which the holders of such series of preferred stock are entitled);

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amend, alter, or repeal the provisions of our Articles, whether by merger, consolidation, or otherwise, in a manner that could adversely affect the voting power or voting rights of our Series B preferred stock or the holders of our Series B preferred stock (including the rights of our Series B preferred stock to vote together with our common stock, and disregarding, for these purposes, the right of any series of our preferred stock, voting as a separate class, to elect directors as the result of the default in the payment of a preferential dividend to which the holders of such series of preferred stock are entitled);

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be a party to a material transaction, including, without limitation, a merger, consolidation, or share exchange (a Series B transaction) if such Series B transaction could adversely and (relative to our other outstanding capital stock) disparately affect the voting power or voting rights of our Series B preferred stock or the holders of our Series B preferred stock (including the rights of our Series B preferred stock to vote together with our common stock, and disregarding, for these purposes, the right of any series of our preferred stock, voting as a separate class, to elect directors as the result of any default in the payment of a preferential dividend to which the holders of such series of preferred stock are entitled). The provisions of this bullet point apply to successive Series B transactions; or

•	issue any shares of our Series B preferred stock to anyone other than a holder of TRG Units.

The Series B preferred stock is convertible. We have made a continuing, irrevocable offer to exchange shares of common stock for TRG Units (the Continuing Offer) to all present holders of TRG Units (other than certain excluded holders, currently Taubman Ventures Group LLC and other specified entities), permitted assignees of all present holders of TRG Units, those future holders of TRG Units as we may, in our sole discretion, agree to include in the Continuing Offer, and all future optionees under the 2018 Omnibus Long-Term Incentive Plan. Under the Continuing Offer agreement, one TRG Unit is exchangeable for one share of common stock. Upon a tender of TRG Units, the corresponding shares of Series B preferred stock, if any, will automatically be converted into common stock at a ratio of 14,000 shares of Series B preferred stock for one share of common stock. Our Series B preferred stock does not have any dividend rights.
In addition to the voting rights set forth in our Articles, holders of our shares of preferred stock have certain voting rights pursuant to the MBCA. Pursuant to such act, the holders of the outstanding shares of a class of our capital stock have the right to vote as a class upon a proposed amendment to our Articles if the amendment would increase or decrease the aggregate number of authorized shares of such class, or alter or change the powers, preferences or special rights of the shares of such class or other classes so as to affect such class adversely. If a proposed amendment to our Articles would alter or change the powers, preferences or special rights of a class of our capital stock so as to adversely affect one or more series of such class, but not the entire class, then only the shares of the one or more series affected by the amendment shall as a group be considered a single class for purposes of such voting rights. Additionally, if a plan of merger is adopted by our board of directors and such plan of merger contains a provision that, if contained in a proposed amendment to our Articles, would entitle a class or series of our shares of capital stock to vote as a class on such amendment, such class or series is entitled to vote as a class with respect to such plan of merger. If our board of directors adopts a share exchange, any class or series of our shares of capital stock which is included in such exchange is entitled to vote as a class with respect to such share exchange. Except with respect to additional class voting rights set forth in our Articles, under the MBCA a class or series of our capital stock is not entitled to vote as a class in the case of a merger or share exchange if our board of directors determines on a reasonable basis that the class or series is to receive consideration under the plan of merger or share exchange that has a fair value that is not less than the fair value of the shares of the class or series on the date of adoption of the plan.
Transfer Agent
The transfer agent, registrar and dividend disbursing agent for our Series K preferred stock will be Computershare Shareowner Services LLC.